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                                                                    EXHIBIT 4.12


         Direct Dial:(214)789-7407                    Telecopier:(214)789-740312




                                  May 16, 1995



Mr. Charles A. Lynch
Fresh Choice Restaurants
2901 Tasman Drive, Ste 109
Santa Clara, CA   95054-1169



         Re:     Grant of Non-Qualified Stock Option



Dear Charlie:

         1.      The Grant

                 Greyhound Lines, Inc. (the "Company") hereby grants to you, effective as of April 18, 1995 (the "Grant Date"), in recognition of your prior service to the Company, the right and option to purchase (the "Option") an aggregate of 50,810 shares of Common Stock of the Company (the "Option Shares") at a price of $3.16 per share (the "Exercise Price"), in accordance with the terms of, and subject to the limitations set forth in this Option Agreement. The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         2.      Vesting and Exercise

                 (a) The Option shall vest immediately on the Grant Date and may be exercised beginning April 18, 1995 and ending April 18, 2000.

                 (b) No Option may be exercised later than April 18, 2000. In no event shall you exercise the Option for a fraction of an Option Share. The unexercised portion of the Option, if any, will automatically, and without notice, terminate and become null and void on April 19, 2000.

                 (c) Any exercise by you of the Option shall be in writing addressed to the Corporate Secretary of the Company at its principal place of business (a copy of the form of exercise to be used will be available upon written request to the Secretary), and
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Mr. Charles A. Lynch
October 18, 1995
Page Two

shall be accompanied by a certified or bank check to the order of the Company in the full amount of the Exercise Price of the shares so purchased.

                 (d) If you shall die prior to April 18, 2000, your estate may, until the earlier of (x) six (6) months after the date of death or (y) until April 18, 2000, exercise the Option with respect to all or any part of the Option Shares.

         3.      Transferability

                 The Option is not transferable by you otherwise than by will or the laws of descent and distribution and is exercisable, during your lifetime, only by you. The Option may not be assigned, transferred (except by will or the laws of descent and distribution), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Option contrary to the provisions hereof or of the Plan, and the levy of any attachment or similar proceeding upon the Option, shall be null and void and without effect.

         4.      Registration

                 Unless there is in effect a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of the Option Shares (and, if required, there is available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act), you will, upon the exercise of the Option (i) represent and warrant in writing to the Corporate Secretary of the Company that the Option Shares then being purchased by you pursuant to the Option are being acquired for investment only and not with a view to the resale or distribution thereof,
(ii) acknowledge and confirm that the Option Shares purchased may not be sold unless registered for sale under the Securities Act or pursuant to an exemption from such registration and (iii) agree that the certificates evidencing such Option Shares shall bear a legend to the effect of the foregoing.

         5.      Withholding Taxes

                 By your acceptance hereof, you agree that (i) in the case of issuance of Option Shares hereunder, the Company as a condition of such issuance may require the payment (through withholding from any payment otherwise due you from the Company or any parent corporation or subsidiary corporation of the Company, reduction of the number of Option Shares to be issued hereunder, or otherwise) of any federal, state, local or foreign taxes required by law to be withheld with respect to such issuance and (ii) the Company shall
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Mr. Charles A. Lynch
October 18, 1995
Page Three

have the right to establish such other procedures as it may determine in its sole discretion with respect to such issuances.

         Please indicate your acceptance of all the terms and conditions of the Option by signing and returning a copy of this Option Agreement.

                                        Very truly yours,

                                        GREYHOUND LINES, INC.



                                        BY:
                                           -----------------------------------
                                           CRAIG R. LENTZSCH


ACCEPTED:



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Signature of Optionee



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Name of Optionee - Please Print


Date:
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TN:pwm